EXHIBIT 10.29

Rayonier
2012 Performance Share Award Program
The number of shares to which a participant could become entitled under the 2012 Performance Share Award Program (the “Program”) can range from 0% to a maximum of 200% of the Target Award depending on Rayonier's total shareholder return (“TSR”) performance for the three-year Performance Period of January 1, 2012 through December 31, 2014, as compared to the TSR performance of the designated peer group companies for the same period. There will be no payout if results fall below the 30th percentile performance threshold.

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TSR is defined as stock price appreciation plus the reinvestment of dividends on a quarterly basis. For purposes of performance measurement, TSR shall be the final reported figure as may be adjusted by the Committee for unusual items to avoid distortion in the operation of the Program.

•	TSR over the 3-year period will be calculated by measuring the value of a hypothetical $100 investment in Rayonier shares as compared to an equal investment in each of the peer group companies.

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TSR calculations of stock price appreciation will be the average of the closing prices of Rayonier common shares and that of each of the peer group companies for the 20 trading days preceding the starting and ending dates of the Performance Period.

The final number of shares in an Award will be determined as follows:

•	The TSR performance of Rayonier and the peer group companies will be calculated and Rayonier's relative performance, on a percentile basis, is determined.

•	The payout percentage of Target Award based on Rayonier's percentile TSR performance against the peer group companies will be calculated per the following table:

Percentile Rank	Award (Expressed As Percent of Target Award)
80th and Above	200%
61st -79th	100%, plus 5.0% for each incremental percentile position over the 60th percentile
60th	100%
31st - 59th	30%, plus 2.33% for each incremental percentile position over the 30th percentile
30th	30%
Below 30th	0%

•	The payout percentage may not exceed 100% of target awards if Rayonier's TSR for the Performance Period is negative.

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Payment, if any, is to be made in Rayonier Common Shares, and may be offset, to the extent allowed under applicable regulations, by the number of shares equal in value to the amount needed to cover associated tax liabilities.

•	Dividend equivalents and interest will be paid in cash on the number of Rayonier Common Shares earned under the Program.

•
Dividends equivalents and interest will be calculated by taking the dividends paid on one share of Rayonier Common Stock during the performance period times the number of shares awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually, from the date such cash dividends were paid by the Company.

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Awards will be valued on January 14 following the end of the performance period. If January 14 falls on a non-trading day, awards will be valued on the next trading day. Awards, including dividends and interest, will be distributed to participants as soon as practicable following the valuation date.

•	Target awards will be prorated in cases of retirement, death, or disability in accordance with Plan provisions.

2012 Performance Share Award Program
(January 1, 2012 - December 31, 2014)

Peer Group Companies

Buckeye Technologies

Deltic Timber

Domtar

Forestar

International Paper

Mead-Westvaco

Neenah Paper

Potlatch Corporation

Plum Creek

Sappi

St. Joe Company

Tembec

Weyerhaeuser

S&P Midcap 400 Index

NAREIT All Equity REITs Index

Administration
December 2011